UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4 TO

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2013

SOUL AND VIBE INTERACTIVE INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-173056	38-3829642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 South Hwy 100, Suite 500 St. Louis Park, MN		55416
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (763) 400-8040

Copies to:

Richard A. Friedman, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

This Current Report on Form 8-K/A and other written and oral statements made from time to time by us may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially.

Information regarding market and industry statistics contained in this Current Report on Form 8-K/A is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, investors should not place undue reliance on these forward-looking statements.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On February 5, 2013, Soul and Vibe Interactive Inc., a Nevada corporation (the “Company”) entered into a Share Exchange Agreement (the “Agreement”) by and among the Company, Soul and Vibe Entertainment, Inc., a Nevada corporation (“Soul”) and the sole shareholder of Soul (the “Shareholder”). Pursuant to the Agreement, Soul became a wholly owned subsidiary of the Company (the “Exchange”). As consideration for the Exchange, the Shareholder exchanged an aggregate of 18,000,000 shares of common stock of Soul, constituting all shares of capital stock of Soul issued and outstanding (the “Soul Shares”) for an aggregate of 37,000,000 shares of the Company’s common stock (the “Common Stock”). The Agreement contained customary terms and conditions for a transaction of this type, including representations, warranties and covenants, as well as provisions describing the consideration exchanged, the process of exchanging the consideration and the effect of the Exchange. The closing of the Exchange took place on February 6, 2013. There were no rights to acquire any equity interests of Soul prior to the closing of the Exchange. Subsequent to the consummation of the Exchange, the Company had 109,000,000 shares of Common Stock issued and outstanding.

The foregoing description of the Exchange and related transactions does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 10.1 hereto and which is incorporated herein by reference. A copy of the press release announcing the Exchange is attached hereto as Exhibit 99.1.

The shares of our Common Stock issued to the Shareholder in connection with the Exchange were not registered under the Securities Act, and were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder.  Certificates representing these shares will contain a legend stating the restrictions applicable to such shares.

Changes Resulting from the Transaction. We intend to carry on Soul’s business as our primary line of business. Soul is headquartered in Minneapolis, MN, and is focused on developing, publishing, and digitally distributing interactive entertainment for video game consoles, personal computers, and mobile devices.

Changes to the Board of Directors and Executive Officers. Upon the closing of the Exchange, Pauline Carson resigned from her positions as Chief Executive Officer, President and a member of its Board of Directors of the Company, but was appointed as a Vice President of the Company. Simultaneously with the effectiveness of the Exchange, Peter Anthony Chiodo, who has served as a member of the Board of Directors of the Company and as its Vice President, was appointed as the Company’s Chief Executive Officer, President, Treasurer and Secretary.

Changes to the Business.   Through our wholly owned subsidiary, Soul, we intend to carry on its business. Soul is a video and computer games company. We develop, publish, and digitally distribute interactive entertainment for video game consoles, mobile devices, and personal computers. As of March 8, 2013, we discontinued entirely the business of Victory LG, Inc.

The concepts behind our interactive entertainment were conceived in the imagination of our CEO & President and committed them to paper. Once on paper, he revised each concept as he deemed necessary until they were, in his eyes, sufficiently fleshed-out to submit to software development teams for cost and time bidding. Our CEO & President based his decision on the concepts’ preparedness based on his 22 years of experience creating video and computer games with software development teams located all over the world. Our CEO & President hired an independent software development company to transition one of the concepts into a working design document. The other four concepts have remained concepts and do not have design documents. None of the five products have demonstrable code but currently constitute paper-based developments. We believe that securing funding for our company will allow us to hire software development teams and begin coding and content generation.

Each project scheduled for release in 2014 (specifically the Wheaties Challenge, Bugaboo, and Virtual-Pet games) has a projected development schedule of between 12 to 16 months. This development schedule is based on individual project scope. We remain within the window to appropriately develop and release these projects in 2014. Developments scheduled for release in 2015 (specifically the Grimwhiskers and The Dragon Wars projects) have a similar projected development schedule with most, if not all, slated for the commencement of development in late 2013/early 2014. Our externally contracted software development teams can, also, hire contingent staff to increase development capacity should it be deemed appropriate to do so.

The products that appear within the Company's business plan have had high-level feature/content scope reviews with independently owned-operated software development teams located all over the world. Based on the high-level feature/content scope reviews that have been conducted with the Company prospective development partners, the products are estimated to cost approximately $1.2M to $1.5M (on average) to develop and bring them to market.

Accounting Treatment. The acquisition of Soul by the Company will be accounted for as a related party business combination. Because the Sole Shareholder controlled the Company prior to the acquisition through his ownership of a majority of its issued and outstanding shares of common stock and his membership of its board of directors, the assets and liabilities acquired from Soul will be stated at their predecessor costs. There will be no step up in values, nor goodwill or other intangibles created as part of the business combination. Soul’s operations will be included in those of the Company from the date of the acquisition going forward.

Tax Treatment; Smaller Reporting Company. The Exchange is intended to constitute a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization exemptions that may be available under the Code.  No private letter ruling or tax opinion has been obtained in connection with the Exchange and there can be no assurance that the tax free treatment intended will be honored by the IRS.

Following the Exchange, we will continue to be a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, as promulgated by the SEC.

Description of Soul

As used in this Current Report on Form 8-K/A, all references to “we”, “our” and “us” for periods prior to the closing of the Exchange refer to Soul as a privately owned company, and for periods subsequent to the closing of the Exchange, refer to the Company and its subsidiaries (including Soul).

Soul is a video and computer games company. We develop, publish, and digitally distribute interactive entertainment for video game consoles, mobile devices, and personal computers. We have generated no revenue since our inception and our operations to date have been financed by Mr. Chiodo, our sole officer.

The Company will focus its operational strategy on the development of product for a variety of hardware platforms: video game consoles (for example: Xbox 360 and PlayStation 3), mobile (for example: Apple iOS and Android devices, and Windows Phones), and personal computers (for example: PC and Mac). Our products will also be released on portable video game consoles (for example: PlayStation Vita), which can be defined as residing in both the video game console and mobile hardware platform categories. Products will be designed for specific hardware platforms; not all products will be released on all hardware platforms.

Most of the Company’s products will be digitally distributed (via download) through a “First Party” distribution store (for example: Microsoft Corporation’s Marketplace or Apple Inc.’s App Store). Some of the Company’s products may bear licensed-brands through which there is great potential for exploitation via merchandising, cross-promotion and/or publicity tie-ins with its licensor, as well as within social media communities. Other Company products will be based on our internally generated and wholly owned intellectual properties.

Our games

Our five games consist of “The Wheaties Challenge,” “Bugaboo,” “Grimwhiskers,” a virtual-pet game that may bear a licensed-brand, and “The Dragon Wars.” Each product is in pre-production. Specifically:

The Wheaties Challenge. The Wheaties Challenge is an adrenaline-charged arcade sports compilation for console, mobile, and PC/Mac. The game promotes family health and wellness, is sponsored by General Mills, and features Wheaties as its signature brand.

The Wheaties Challenge has a projected development schedule of 12 months. We remain within the window to appropriately develop and release this project in 2014. (The externally contracted software development team we have selected for The Wheaties Challenge project can hire contingent staff to increase development capacity should it be deemed appropriate to do so.) The Wheaties Challenge has a conceptual treatment that was presented to Microsoft Corporation (“Microsoft”) in July of 2012 and to Sony in September of 2012 as part of the process for securing our publishing licenses. Contingent upon the timing of financing, the Company presently intends to launch “Wheaties” in the late spring/early summer of 2014. Based on this estimated schedule, the “Alpha” and the “Beta” of the “Wheaties” game would be in the late fall of 2013/early winter of 2014, respectively. The marketing of the title would be rolled out across a pre-launch, launch, and post-launch window. Each window is approximately three (3) months; the timing of these windows are contingent upon financing and, based on the timing of that financing, the associated product development schedule. Working under the assumption that the game would be launched in the late spring of 2014, the pre-launch marketing window is estimated to begin in the late fall of 2013/early winter of 2014, the launch marketing window is estimated to begin in the late spring/early summer of 2014, and the post launch marketing window is estimated to begin in the late summer/early fall 2014.

The Wheaties Challenge has had high-level feature/content scope reviews with independently owned-operated software development teams located all over the world. Based on the high-level feature/content scope reviews that have been conducted with the Company’s prospective development partners for the product, it is estimated to cost approximately $1.2M to $1.5M (on average) to develop and bring The Wheaties Challenge to market.

Bugaboo. Bugaboo is an action-puzzle game for consoles, mobile devices, and personal computers. The core play mechanic is Shadow Weaving: Shape and/or sneak through pockets of darkness, pilfer the property of others through a combination of movement, gadgets, and stealth, and escape the scene of the crime under the pressure of time.

Bugaboo has a projected development schedule of 16 months. We remain within the window to appropriately develop and release this project in 2014. (The externally contracted software development team we have selected for the Bugaboo project can hire contingent staff to increase development capacity should it be deemed appropriate to do so.) Bugaboo has a conceptual treatment that was presented to Microsoft in July of 2012 and to Sony in September of 2012 as part of the process for securing our publishing licenses. Contingent upon the timing of financing, the Company presently intends to launch “Bugaboo” in the fall of 2014. Based on this estimated schedule, the “Alpha” and the “Beta” of the “Bugaboo” game would be in the late spring and early summer of 2014, respectively. The marketing of the title would be rolled out across a pre-launch, launch, and post-launch window. Each window is approximately three (3) months; the timing of these windows are contingent upon financing and, based on the timing of that financing, the associated product development schedule. Working under the assumption that the game would be launched in the fall of 2014, the pre-launch marketing window is estimated to begin in the summer of 2014, the launch marketing window is estimated to begin in the fall of 2014, and the post launch marketing window is estimated to begin in the late fall 2014/early winter 2015.

Bugaboo has had high-level feature/content scope reviews with independently owned-operated software development teams located all over the world. Based on the high-level feature/content scope reviews that have been conducted with the Company’s prospective development partners for the product, it is estimated to cost approximately $1.2M to $1.5M (on average) to develop and bring Bugaboo to market.

Grimwhiskers. A band of ne’er-do-well pirates is on a quest to recover their most prized possession, their ship, from a diabolical and seemingly smarter enemy in Grimwhiskers (which is a working title) a side scrolling, action game for consoles, mobile devices, and personal computers.

Grimwhiskers has a projected development schedule of 12 months. We remain within the window to appropriately develop and release this project in 2015. (The externally contracted software development team we have selected for the Grimwhiskers project can hire contingent staff to increase development capacity should it be deemed appropriate to do so.) Grimwhiskers has a conceptual treatment that was presented to Microsoft in July of 2012 and to Sony in September 2012 as part of the process for securing our publishing licenses. Contingent upon the timing of financing, the Company presently intends to launch “Grimwhiskers” in the spring of 2015. Based on this estimated schedule, the “Alpha” and the “Beta” of the “Grimwhiskers” game would be in the late fall of 2014 and early winter of 2015, respectively. The marketing of the title would be rolled out across a pre-launch, launch, and post-launch window. Each window is approximately three (3) months; the timing of these windows is each contingent upon financing and, based on the timing of that financing, the associated product development schedule. Working under the assumption that the game would be launched in the spring of 2015, the pre-launch marketing window is estimated to begin in the winter of 2015, the launch marketing window is estimated to begin in the spring of 2015, and the post launch marketing window is estimated to begin in the summer of 2015.

Grimwhiskers has had high-level feature/content scope reviews with independently owned-operated software development teams located all over the world. Based on the high-level feature/content scope reviews that have been conducted with the Company’s prospective development partners for the product, it is estimated to cost approximately $1.2M to $1.5M (on average) to develop and bring Grimwhiskers to market.

Virtual-Pet Game. A virtual-pet game starring man’s best friend. It appeals to dog fans of all ages, both casual and enthusiastic. The Company is pursuing a licensed brand for this title.

The Virtual-Pet Game has a projected development schedule of 12 months. We remain within the window to appropriately develop and release this project in 2014. (The externally contracted software development team we have selected for the Virtual-Pet project can hire contingent staff to increase development capacity should it be deemed appropriate to do so.) The Virtual-Pet Game has a conceptual treatment that was presented to Microsoft in July of 2012 and to Sony in September of 2012 as part of the process for securing our publishing licenses. Contingent upon the timing of financing, the Company presently intends to launch the Virtual-Pet Game in the late fall of 2014. Based on this estimated schedule, the “Alpha” and the “Beta” of the Virtual-Pet Game would be in the late summer and early fall of 2014, respectively. The marketing of the title would be rolled out across a pre-launch, launch, and post-launch window. Each window is approximately three (3) months; the timing of these windows are contingent upon financing and, based on the timing of that financing, the associated product development schedule. Working under the assumption that the game would be launched in the late fall of 2014, the pre-launch marketing window is estimated to begin in the late summer/early fall of 2014, the launch marketing window is estimated to begin in the late fall of 2014/early winter 2015, and the post launch marketing window is estimated to begin in the spring of 2015.

The Virtual-Pet Game has had high-level feature/content scope reviews with independently owned-operated software development teams located all over the world. Based on the high-level feature/content scope reviews that have been conducted with the Company’s prospective development partners for the product, it is estimated to cost approximately $1.2M to $1.5M (on average) to develop and bring The Virtual-Pet Game to market.

The Dragon Wars. A band of heroic warriors and a mob of monstrous villains battle it out in the skies and on the ground for the ultimate control of a fantastical world in “The Dragon Wars” (which is also a working title), a character-driven battle game for consoles, mobile devices, and personal computers. Stylistically, it combines over-the-top characters reminiscent of the classic 1980s toy lines with The Lord of the Rings-esque dynamic ground battles.

The Dragon Wars has a projected development schedule of 16 months. We remain within the window to appropriately develop and release this project in 2015. (The externally contracted software development team we have selected for The Dragon Wars project can hire contingent staff to increase development capacity should it be deemed appropriate to do so.) The Dragon Wars has a conceptual treatment that was presented to Microsoft in July of 2012 and to Sony in September of 2012 as part of the process for securing our publishing licenses. Contingent upon the timing of financing, the Company presently intends to launch “The Dragon Wars” in the late summer or early fall of 2015. Based on this estimated schedule, the “Alpha” and the “Beta” of the “Grimwhiskers” game would be in the spring and early summer of 2015, respectively. The marketing of the title would be rolled out across a pre-launch, launch, and post-launch window. Each window is approximately three (3) months; the timing of these windows is each contingent upon financing and, based on the timing of that financing, the associated product development schedule. Working under the assumption that the game would be launched in the late summer or early fall of 2015, the pre-launch marketing window is estimated to begin in the late spring/early summer of 2015, the launch marketing window is estimated to begin in the late summer/early fall of 2015, and the post launch marketing window is estimated to begin in the late fall of 2015.

The Dragon Wars has had high-level feature/content scope reviews with independently owned-operated software development teams located all over the world. Based on the high-level feature/content scope reviews that have been conducted with the Company’s prospective development partners for the product, it is estimated to cost approximately $1.2M to $1.5M (on average) to develop and bring The Dragon Wars to market.

Publishing

Our business is primarily focused on developing, publishing and marketing interactive entertainment software for multiple platform categories: Console, mobile, and personal computer. In regards to console publishing, we have entered into publishing agreements with hardware platform manufacturers such as Microsoft Corporation and Sony (through Sony Computer Entertainment of America, LLC). Our publishing agreements with these entities are for non-exclusive licenses, both for the rights to publish and to develop titles for their hardware platforms. These agreements form a foundation for our business. We must maintain a license to develop and publish titles for each console platform. Each license specifies the territory to which it applies, and licenses range from multi-national distribution to approval on a title-by-title basis. Our existing hardware platform licenses are with Microsoft (for the Xbox 360, Windows 8, Windows Live, and Windows Phone) and with Sony (for the PlayStation 3 and PlayStation Vita). Our publishing licenses with Microsoft and Sony require that we obtain approval for publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these hardware platforms and our ability to time the release of titles is dependent upon decisions made by third party hardware manufacturers.

Effective August 8, 2012, the Company became an approved developer and publisher of games and games-related content for the Microsoft hardware platforms that include: Xbox 360 (and the associated Xbox Live), Windows Live, Windows 8, and the Windows Phone.

Effective August 8, 2012, we entered into a publisher license agreement with Microsoft to develop and/or publish software products running on the Xbox 360 video game and entertainment system, Windows 8, Windows Live, and Windows Phone and license proprietary materials from Microsoft (the “Microsoft Agreement”). Effective May 8, 2013, we entered into a new publisher license agreement with Microsoft (the “New Microsoft Agreement”). Under the terms of the New Microsoft Agreement, when we develop a concept for a game for the Xbox 360, we are required to submit to Microsoft a written and completed concept submission form that includes details of the proposed game. Microsoft then evaluates the proposed game and, if approved, we can, at our discretion, deliver to Microsoft a “Beta” version of the game for testing and evaluation. This Beta” version includes all of the game’s features, along with disclosure about any hidden characters, cheats, “eater eggs,” bonus video and audio, and similar elements included in the Beta version and/or intended to be included in the final release version of the game. When the game title is complete, we deliver to Microsoft the proposed final release version that is ready for manufacture and commercial distribution. Microsoft playtests the proposed final release version of each game title, and Microsoft provides us written comments regarding the results. We are required to comply with any requests by Microsoft to improve a game based on the testing results. We are required to retain only authorized software replicators that are certified and approved by Microsoft for replication (manufacture) of games that run off of physical media on Xbox 360. For each finished product unit manufactured, we must pay Microsoft royalties in accordance with the Microsoft Agreement. There is also a minimum order for physical retail product for North America. Other regions have different minimum order requirements. Digitally distributed games and games-related content require a royalty to Microsoft with the remaining revenue retained by the licensee. The New Microsoft Agreement is attached hereto as Exhibit 10.2 hereto and is incorporated by reference herein. The Company has sought confidential treatment for certain terms of the New Microsoft Agreement.

In September 2012, the Company became an approved developer and publisher of games and games-related content for the Sony platforms that include: PlayStation3, PlayStation Vita, and the PlayStation Network.

On September 27, 2012, we entered into a licensed publisher agreement (the “SCEA Agreement”) with Sony Computer Entertainment America LLC (“SCEA”). Under the SCEA Agreement, SCEA granted us a non-exclusive license to publish, develop, have manufactured, market, distribute and sell software for Sony's PlayStation 3, in the United States and Canada. The term of the SCEA Agreement was until March 31, 2013, but automatically extends for additional one-year terms thereafter, unless either party provides the other with written notice of its election not to so extend on or before January 31 of the applicable year. When we develop a concept for a game for PlayStation 3 and/or the PlayStation Vita, we are required to submit to SCEA a written and completed concept submission form that includes details of the proposed game. SCEA then evaluates the proposed game and, if approved, we deliver to SCEA an “Alpha” version of the game which includes all of the game’s features, along with disclosure about any hidden characters, cheats, “eater eggs,” bonus video and audio, and similar elements included in the Alpha version and/or intended to be included in the final release version of the game. When the game title is complete, we deliver to SCEA the proposed final release version that is ready for manufacture and commercial distribution. SCEA playtests both the Alpha version and the proposed final release version of each game title, and SCEA provides us written comments regarding the results. We are required to comply with any requests by SCEA to improve a game based on the testing results. We are required to retain only authorized software replicators that are certified and approved by SCEA for replication (manufacture) of games that run off of physical media on PlayStation 3 and PlayStation Vita. For each finished product unit manufactured, we must pay SCEA royalties in accordance with the SCEA Agreement. The royalty fee is, on average, $8.00 per unit, based on the initial wholesale price of the product. Digitally distributed games and games-related content require a 30% royalty to Sony with the remaining 70% retained by the licensee. The SCEA Agreement is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Licensing

Effective September 2011, Soul entered into a trademark license agreement with Gcom Enterprises, Inc., an affiliate of General Mills, which expires on December 31, 2015, subject to extension (the “GM Agreement”). Under the terms of the GM Agreement, the Company is able to develop and publish sports-themed “Wheaties” branded video and computer games as well as games-related content based on General Mills breakfast cereal and food-product mascot intellectual properties (“IP”). A minimum guarantee of USD $30,000 is due to General Mills in installments of $10,000 each December 31, beginning in 2013 and ending in 2015. This minimum guarantee will be offset against the royalties in the mid-single digits payable by the Company to General Mills on the sale of the Company's “Wheaties” branded, and General Mills IP associated, games and games-related content. The foregoing is a summary of the material terms of the GM Agreement and does not purport to be complete. You should read the complete GM Agreement, which is attached as Exhibit 10.4 hereto and is incorporated by reference herein. The Company has sought confidential treatment for certain terms of the GM Agreement.

Market and Industry

Historically, gaming has meant playing retail purchased physical media (such as DVD/Blu-Ray, Cartridge, SD Card, or UMD) on personal computers and television based and portable video game consoles. The markets and games for the various platforms have often times been as unique as the hardware on which the games were played. But now, the markets, media and distribution channels for games are changing.

Starting with the release of “next-generation” video game consoles (2005), users were given the opportunity to not only interact with players all over the world via the internet, they were empowered to access music, movie, television program, and game content “on demand” from the comfort of their own homes. Personal computer and video game console users also began to experience a convergence of game types. Game genres that historically were played on a dedicated platform began to become platform agnostic, widening the market.

Thanks to the rapid proliferation of “smart-phones” in recent years, mobile devices that once were used only for communication now play host to myriad features. Surf the Internet, communicate via email, text, chat via audio or video, and access, “on demand,” diverse entertainment content choices (including games) while on the go. “Smart phones” are rapidly encroaching on the portable video game market that was established by Nintendo’s Game Boy in 1989. This is significantly expanding the number of hardware platforms on which games are played as well as the consumer base who plays them.

Currently, ideas about how game console and mobile products might be able to “talk to one another” in the future are starting to take shape. The execution of these ideas will expand play experiences and create new marketing vehicles and revenue generating mechanisms for games.

General Market Analysis

The video and computer games industry is very mature when it comes to distributing and marketing content at retail since it is more than 30 years old. However, it is in its infancy when it comes to digitally distributing and marketing the same content.

Snapshot: Video Game Consoles: In 2005, Microsoft launched the Xbox 360 video game console. Leading up to its release, Microsoft claimed that the gaming device would be “online, all the time” thanks to the annual subscription based service, Xbox Live. Eight years into its life cycle, the console now plays host to an installed base of over 55 million users who readily purchase both retail and digitally distributed game content. Users can purchase DVD based titles at retail for prices ranging (on average) from $39.99 to $59.99. At the end of a title’s retail shelf life it can be digitally distributed via Xbox Live at prices that do not undercut its current retail pricing. Smaller scope offerings can be downloaded directly to a user’s console for $4.99, $10.99, $14.99, or $19.99. Users can purchase “experience expanding” content packages for retail and digitally distributed games via download as well.

Sony (with the PlayStation 3) and Nintendo (with the television-based Wii and Wii U and the portable video game consoles such as DS and 3DS) have subsequently followed suit (2006) with similar content release strategies.

There is a variety of “publishing” players in the contemporary video game console market:

•	Large software publishers are the darlings of retail. Their “AAA” products drive traffic to brick and mortar store locations and boost shelf-space return on investment thanks to healthy marketing and promotional budgets. The number and diversity of titles produced give retail buyers the opportunity to swap out older/under-performing titles with new, fresh offerings, reducing the risk of carrying large physical inventories. However, large publishers are gradually devoting more resources to the digital distribution of content. The significant reduction in COGS preserves cash flow, cash that can be applied toward the acquisition of small publishers who specialize in digital distribution and direct marketing of content to consumers.

•	Middle-sized companies are trapped in a legacy “retail” business model and are scrambling to adjust their business models to be more nimble (i.e. embrace digital distribution). Many are financing products with money obtained from physical distributors, and they lack the ability to expand to new markets, such as digitally distributed content, as their money is tied-up elsewhere. As distributors and retailers hold onto cash, the middle-sized companies are often squeezed. They are the last to be paid by the firms upon whom they are dependent, reducing their liquidity, eroding their competitive advantage, and undercutting their ability to green-light new products. Less attractive to retail, shelf space is shrinking for them. They offer a smaller product portfolio and lack the marketing and promotional punch of large companies. “Let’s put it out and see what it does” marketing and PR strategies are executed by default. Nearly always, these strategies do not work.

●	New, small companies, such as the Company, are being founded with business models that fully embrace digital distribution, eliminating high-cost cost of goods sold, bypassing retail and traditional distribution channel challenges, and directing sales, marketing, and promotional efforts directly to the consumer. The business models of these companies allow for revenue and shareholder value to be maximized while simultaneously providing consumers with reduced prices for goods and services.

Snapshot: Mobile Devices: In 2007, modeled after iTunes, Apple’s App Store introduced a whole new way of getting mobile content into the hands of consumers, “Apps.” Both casual and core gamers have been targeted by a wide variety of companies.

Some mobile games are better than others. Few releases feature the hallmark graphical and gameplay polish of traditional portable video game console titles. Consumer awareness, in the Company’s opinion, is slight for the vast majority of releases. Marketing and PR strategies akin to “let’s put it out and see what it does” are rampant. The App Store is saturated. Everybody has an internal information filter; that filter is becoming more and more refined on a daily basis. As a result, the challenge for companies such as ours becomes how to break through the clutter and noise, or how to convince consumers that your product is something they need, not just want.

As the proliferation of mobile devices continues to grow, the sophistication of the mobile devices themselves, and their users, will exponentially grow.

Marketing Strategy

Our marketing strategy focuses on direct interaction with the consumer through social media outlets, direct-to-consumer advertisements on social networks, hardware platform specific cross-promotional partnerships, and a robust user community built around our products through www.soulandvibe.com. Leveraging industry relationships that have been established by the Company’s Chief Executive Officer over the last 22 years we, on a product-by-product basis, may elect to enter into partnerships with pre-existing video and computer game publishing companies to expand awareness for the Soul and Vibe “mark” and the Company’s intellectual properties both online and at retail.

The social media outlets and social networks the Company intends to use are as follows:

•	Facebook;
•	Twitter;
•	YouTube;
•	Pinterest; and
•	Linked-In

This is not necessarily an all-inclusive list and is subject to change, including, but not limited to, the addition of other social media outlets and social networks that may or may not be in existence as of today's date.

The cross-promotional partnerships via social media outlets and social networks are not contemplated in the Company's publisher license agreements. Support is included in the software development kits provided by our license partners and other licensed publishers have previously, and are currently, exploiting cross-promotional partnerships within social media outlets and social networks.

Sales and Distribution

Most of the Company’s products will be digitally distributed (via download) through a “First Party” distribution store (for example: Microsoft’s Marketplace or Apple’s App Store). Some of our products may bear licensed-brands through which there is great potential for exploitation via merchandising, cross-promotion and/or publicity tie-ins with its licensor, as well as within social media communities. Other of our products will be based on internally generated, wholly owned intellectual properties. Some of our products (depending upon the license attached or the individual internally generated intellectual property) may or may not appeal to select regional territories of the world. The Company will also acquire “Pick Up” opportunities, games developed by external third party developers for either a flat fee or a fee and a back-end royalty. It is estimated that licensed-brand and Pick Up products may be good candidates for retail distribution.

Upon release, all our products and their associated marketing and publicity assets will be localized into E-F-I-G-S (English, French, Italian, German, and Spanish). As appropriate, through post release product updates, additional languages may be added, starting with Russian, Korean, Japanese and Chinese. The Company does not have an internal translation staff. Third party localization firms are expected to be contracted to manage translations.

Competition

Many companies worldwide are dedicated to developing and publishing products for the video and computer games market. We expect more companies to enter this industry. Our competitors vary in size from small companies to very large companies with dominant market shares and substantial financial resources. The Company’s games will be in competition with these companies, such as Zynga, Electronic Arts, Activision, Playdom, Ubisoft, Majesco, and others. Most of our competitors have significantly greater financial, marketing and development resources than we have. As a result, we may not be able to devote adequate resources to develop, acquire or license new technologies, undertake extensive marketing campaigns, adopt aggressive pricing policies or adequately compensate our developers to the same degree as certain of our competitors. As interactive products (games) in many of our proposed markets are relatively new and rapidly evolving, our current or future competitors may compete more successfully as the industry matures. In particular, any of our competitors may offer products and services that have significant performance, price, creativity and/or other advantages over our games and technologies. These products and services may significantly affect the demand for our services. In addition, any of our current or future competitors may be acquired by, receive investments from or enter into other strategic relationships with larger, longer-established and better-financed companies and therefore obtain significantly greater financial, marketing and technology licensing and development resources than we have. If we are unable to compete effectively in our principal markets, our business, financial condition and results of operations could be materially and adversely affected.

Patents, Trademarks and Intellectual Property

Some of our products will be based on internally generated intellectual property, whereas others may involve licensing agreements between the Company and third parties that allow the Company to develop and sell products using that third party’s (usually well known) intellectual properties. Nonetheless, all unique intellectual property generated by the Company including all textual, aural and graphical designs for products (whether or not under a branded license) created by Company employees or its contractors working through work-for-hire agreements executed with the Company, will be owned by the Company. Currently, the Company owns and is developing the following games: “The Wheaties Challenge” (working title), “The Dragon Wars” (working title), “Grimwhiskers” (working title), a virtual pet title that may feature a licensed brand and “Bugaboo” (working title). These product names are working titles and may be changed at any time.

Our policy is to require each of our employees, contracted developers, consultants and advisors to execute a confidentiality agreement upon the commencement of employment, development-publishing, work-for-hire, or consulting relationship with us. These agreements provide that all confidential information developed or made known to the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in specific circumstances.

We may elect, depending upon circumstances, to file for additional copyright protection or patent protection for our products. However, we have not filed for any copyrights or patents in any jurisdiction. We currently do not have registered U.S. trademarks but plan to file for trademarks when selling our products. We regard trademarks as valuable assets and intend to vigorously defend them against infringement.

Employees

As of the date of this Current Report on Form 8-K/A, we have one (1) employee, our Chief Executive Officer.

Properties

Currently, our Chief Executive Officer is supplying office space to the Company at no charge.

Legal Proceedings

In the ordinary course of business, we may be involved in legal proceedings from time to time. As of the date hereof, except as set forth herein, there are no known legal proceedings against the Company. No governmental agency has instituted proceedings, served, or threatened the Company with any complaints.

Risk Factors

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks discussed below. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related to Our Company

We have historically incurred significant losses and our financial situation creates doubt whether we will continue as a going concern

For the year ended December 31, 2012, we incurred a net loss of $131,355 compared to a net loss of $42,129 for the year-ended December 31, 2011. As of December 31, 2012, we had a working capital deficiency of $58,679 and a shareholder’s deficit of $58,679. There are no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment.

Our independent auditors have expressed doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors will lose their entire investment.

In their report dated April 15, 2013, our independent auditors expressed doubt about our ability to continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of ongoing operating losses and a lack of financing commitments then in place to meet expected cash requirements. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. If we do not continue as a going concern, investors will lose their entire investment.

We have virtually no operating history and face many of the risks and difficulties frequently encountered by a development stage company.

We are a development stage company, and to date, our development efforts have been focused primarily on the development and marketing of our business model. We have virtually no operating history for investors to evaluate the potential of our business development. We have not built our customer base and our brand name. In addition, we also face many of the risks and difficulties inherent in gaining market share as a new company:

●	Develop effective business plan;
●	Meet customer standards;
●	Attain customer loyalty; and
●	Develop and upgrade our service.

Our future will depend on our ability to bring our service to the market place, which requires careful planning of providing a product that meets customer standards without incurring unnecessary cost and expense.

The success of our business is highly dependent on being able to predict which new videogame platforms will be successful, and on the market acceptance and timely release of those platforms. If we do not accurately predict which new videogame platforms will be successful, our financial performance will be materially adversely affected.

We expect to derive most of our revenue from the sale of products for play on videogame platforms manufactured by third parties, such as Microsoft (Xbox 360) and Sony (PlayStation 3). Therefore, the success of our products is driven in large part by the success of new videogame hardware systems and our ability to accurately predict which platforms will be most successful in the marketplace. We must make product development decisions and commit significant resources well in advance of the anticipated introduction of a new platform. A new platform for which we are developing products may be delayed, may not succeed or may have a shorter life cycle than anticipated. If the platforms for which we are developing products are not released when anticipated or do not attain wide market acceptance, our revenue growth will suffer, we may be unable to fully recover the resources we have committed, and our financial performance will be harmed.

Technology changes rapidly in our business, and if we fail to anticipate new technologies, the quality, timeliness and competitiveness of our products will suffer.

Rapid technology changes in our industry require us to anticipate, sometimes years in advance, which technologies our products must take advantage of in order to make them competitive in the market at the time they are released. Therefore, we usually start our product development with a range of technical development goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competition may be able to achieve them more quickly than we can. In either case, our products may be technologically inferior to competitive products, or less appealing to consumers, or both. If we cannot achieve our technology goals within the original development schedule of our products, then we may delay products until these technology goals can be achieved, which may delay or reduce revenue and increase our development expenses. Alternatively, we may increase the resources employed in research and development in an attempt to accelerate our development of new technologies, either to preserve our product launch schedule or to keep up with our competition, which would increase our development expenses and adversely affect our operations and financial condition.

Our limited operating history makes it difficult to evaluate our future business prospects and to make decisions based on of our historical performance.

Although our Chief Executive Officer has been engaged in the video game industry for a significant period of time, we did not begin operations of our current business focusing on the development and publishing of games and games-related content for console, mobile devices, and personal computers until recently. We have a very limited operating history in our current form, which makes it difficult to evaluate our business on the basis of historical operations. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Reliance on our historical results may not be representative of the results we will achieve. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, product costs or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

If our games fail to gain market acceptance, we may not have sufficient capital to pay our expenses and to continue to operate.

Our ultimate success will depend on generating revenues from the sale of games and games-related content (which is inclusive of virtual apparel and costumes for Avatars, premium downloadable content and micro-transactions). As a result, if we do not generate enough users, we may be unable to generate sufficient revenues for our games and games-related content. We may not achieve and sustain market acceptance sufficient to generate revenues to cover our costs and allow us to become profitable or even continue to operate.

We must effectively manage the growth of our operations, or our company will suffer.

Our ability to successfully implement our business plan requires an effective planning and management process. If funding is available, we may elect to increase the scope of our operations and acquire complimentary businesses. Implementing our business plan will require significant additional funding and resources. If we grow our operations, we will need to hire additional employees and make significant capital investments. If we grow our operations, it will place a significant strain on our existing management and resources. If we grow, we will need to improve our financial and managerial controls and reporting systems and procedures, and we will need to expand, train and manage our workforce. Any failure to manage any of the foregoing areas efficiently and effectively would cause our business to suffer.

Our business is both seasonal and cyclical. If we fail to deliver our products at the right times, our sales will suffer.

Our business is highly seasonal, with the highest levels of consumer demand, and a significant percentage of our revenue, occurring in the December quarter. If we miss this key selling period, due to product delays or delayed introduction of a new hardware platform for which we have developed products, our sales will suffer disproportionately. Our industry is also cyclical. Videogame platforms have historically had a life cycle of four to eight years. As one group of platforms is reaching the end of its cycle and new platforms are emerging, consumers often defer game software purchases until the new platforms are available, causing sales to decline. This decline may not be immediately offset by increased sales of products for the new platform as the installed base of the new platform needs adequate time to grow. If we fail to deliver our products at the right times, our sales will suffer.

Our results of operations may fluctuate from quarter to quarter, which could affect our business, financial condition and results of operations.

Our results of operations may fluctuate from quarter to quarter depending upon several factors, some of which are beyond our control. These factors include, but are not limited to,

•	the availability of consumer returns in the marketplace (for products distributed at retail);
•	the volume of physical product trade-ins provided by consumers to our retail partners; and
•	consumer spending patterns with our retail partners and through online distribution systems

These and other factors could affect our business, financial condition and results of operations, and this makes the prediction of our financial results on a quarterly basis difficult. Also, it is possible that our quarterly financial results may be below the expectations of public market analysts.

We are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer.

If we lose the services of Peter Anthony Chiodo, our sole director and Chief Executive Officer and certain key employees, we may not be able to find appropriate replacements on a timely basis, and our business could be adversely affected. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of Mr. Chiodo and certain key employees. Although we may enter into employment agreements with Mr. Chiodo or these key employees in the future, we cannot guarantee that we will be successful in retaining the services of these individuals. If we were to lose any of these individuals, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially adversely affected.

We may be unable to maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results.

Our reporting obligations as a public company place a significant strain on our management, operational and financial resources and systems. We do not at the moment have a chief financial officer, a chief accounting officer, or any employee with a financial or accounting background, though we are actively conducting a search for such an individual. At present, we would be unable to conclude that we maintain an effective system of internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we could experience delays or inaccuracies in our reporting of financial information, or non-compliance with the Commission, reporting and other regulatory requirements. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, cause our stock price to drop.

Risks Related to Our Business and Industry

We operate in a highly competitive industry and compete against many large companies that could harm our business.

Many companies worldwide are dedicated to developing and publishing products for the video and computer games market. We expect more companies to enter this industry. Our competitors vary in size from small companies to very large companies with dominant market shares and substantial financial resources. The Company’s games will be in competition with these companies, such as Zynga, Electronic Arts, Activision, Playdom, Ubisoft, Majesco, and others. Most of our competitors have significantly greater financial, marketing and development resources than we have. As a result, we may not be able to devote adequate resources to develop, acquire or license new technologies, undertake extensive marketing campaigns, adopt aggressive pricing policies or adequately compensate our developers to the same degree as certain of our competitors. As interactive products (games) in many of our proposed markets are relatively new and rapidly evolving, our current or future competitors may compete more successfully as the industry matures. In particular, any of our competitors may offer products and services that have significant performance, price, creativity and/or other advantages over our games and technologies. These products and services may significantly affect the demand for our services. In addition, any of our current or future competitors may be acquired by, receive investments from or enter into other strategic relationships with larger, longer-established and better-financed companies and therefore obtain significantly greater financial, marketing and technology licensing and development resources than we have. If we are unable to compete effectively in our principal markets, our business, financial condition and results of operations could be materially and adversely affected.

Unexpected network interruptions, security breaches or computer virus attacks could harm our business.

The Company may be required to develop and maintain a substantial computer network infrastructure in order to protect our games, intellectual properties, and proprietary technologies. Any failure to maintain satisfactory performance, reliability, security and availability of such network infrastructure, whether maintained by us or by third parties, may cause significant harm to our ability to attract and maintain customers and/or users for our services. Major risks relating to any such future network infrastructure include:

•	Any breakdowns or system failures, including from fire, flood, earthquake, typhoon or other natural disasters, power loss or telecommunications failure, resulting in a sustained shutdown of all or a material portion of our servers; and

•	Any security breach caused by hacking, loss or corruption of data or malfunctions of software, hardware or other computer equipment, and the inadvertent transmission of computer viruses.

Any of the foregoing factors could reduce a future users’ satisfaction, harm our business and reputation, have a material adverse effect on our financial condition and results of operations and result in the loss of an investor’s entire investment.

We rely upon third parties to provide web hosting, networking and distribution for our games, and disruption in these services could harm our business.

We will utilize third party networking providers and distribution partnerships through companies including, but not limited to, Sony Computer Entertainment, Apple, and Microsoft, to network and distribute our games and other proprietary technologies.  In addition, we utilize a third party web hosting service for our company website. If disruptions or capacity constraints occur, the Company may have no means of replacing these services, on a timely basis or at all.  This could cause a material adverse condition for our operations and financial earnings.

Our lack of patent and/or copyright or trademark protection and any unauthorized use of the games by third parties may harm our business.

We have not filed, as of the date hereof, for patent and/or copyright protection for our games, planned proprietary technologies and/or planned products. Presently we intend to rely on trade secret protection and/or confidentiality agreements with our key technology support personnel, customers, business partners and others to protect our intellectual property rights. Once any of our games or products is developed and ready to be marketed, we intend to file for trademark protection of that game’s or product’s name or other distinguishing mark, but we have yet not done so. Despite certain precautions taken by us, it may be possible for third parties to obtain and use our intellectual property without authorization. This risk may be increased due to the lack of any patent, trademark and/or copyright protection. If any of our proprietary rights are misappropriated or we are forced to defend our intellectual property rights, we will have to incur substantial costs. Such litigation could result in substantial costs and diversion of our resources, including diverting the time and effort of our senior management, and could disrupt our business, as well as have a material adverse effect on our business, prospects, financial condition and results of operations. Management will from time to time determine whether applying for patent, trademark and copyright protection is appropriate for us. We have no guarantee that, if filed, any applications will be granted or, if awarded, whether they will offer us any meaningful protection from other companies in our business. Furthermore, any patents, trademarks or copyrights that we may be granted may be held by a court to infringe on the intellectual property rights of others and subject us to awards for damages.

We may be subject to claims with respect to the infringement of intellectual property rights of others, which could result in substantial costs and diversion of our financial and management resources to defend such claims and/or lawsuits against us and could harm our business.

We cannot be certain that our games and proprietary technologies will not infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties. While we know of no basis for any claims of this type, the existence of and ownership of intellectual property can be difficult to verify and we have not made an exhaustive search of all patent filings. Additionally, most patent applications are kept confidential for twelve to eighteen months, or longer, and we would not be able to be aware of potentially conflicting claims that they make. We may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and we may incur licensing fees or be forced to develop alternative technology or obtain other licenses. In addition, we may incur substantial expenses in defending against these third party infringement claims and be diverted from devoting time to our business and operational issues, regardless of the merits of any such claim. Successful infringement or licensing claims against us may result in substantial monetary damages, which may materially disrupt the conduct of our business and have a material adverse effect on our reputation, business, financial condition and results of operations.

Our ability to obtain favorable terms from our suppliers may impact our financial results.

Our financial results depend significantly upon the business terms we can obtain from our suppliers, primarily competitive prices and consistent availability. Because substantially all of our purchases are already cash in advance we do not have risk associated with loss of favorable payment terms.

If the products that we offer do not reflect our customers’ tastes and preferences, we may never be able to develop revenues or profits.

Our success depends in part on our ability to offer products and services that reflect consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. If the merchandise we offer for sale fails to satisfy customers’ tastes or respond to changes in customer preferences, our sales could suffer and we could be required to mark down unsold inventory (for retail distributed products), which could depress profit margins. In addition, any failure to offer products and services in line with customers’ preferences could allow competitors to gain market share, which could harm our business, results of operations and financial condition.

Our sales and profitability may be affected by changes in economic, business and industry conditions.

If the economic climate in the United States or abroad deteriorates, customers or potential customers could reduce or delay their technology and entertainment investments. Reduced or delayed technology and entertainment investments could decrease our sales and profitability. In this environment, our customers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of our products and professional services. This may lead to longer sales cycles, delays in purchase decisions, payment and collection, and can also result in downward price pressures, causing our sales and profitability to decline. In addition, general economic uncertainty and general declines in capital spending in the information technology sector make it difficult to predict changes in the purchasing requirements of our customers and the markets we serve. There are many other factors which could affect our business, including:

•	the introduction and market acceptance of new technologies, products and services;
•	new competitors and new forms of competition;
•	the size and timing of customer orders (for retail distributed physical product);
•	the size and timing of capital expenditures by our customers;
•	adverse changes in the credit quality of our customers and suppliers;
•	changes in the pricing policies of, or the introduction of, new products and services by us or our competitors;
•	changes in the terms of our contracts with our customers or suppliers;

•	the availability of products from our suppliers; and
•	variations in product costs and the mix of products sold.

These trends and factors could adversely affect our business, profitability and financial condition and diminish our ability to achieve our strategic objectives.

Risks Related to Our Common Stock

There is a limited market for our common stock which may make it more difficult to dispose of your stock.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “SOUL.” There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell shares of our common stock, or the prices at which holders may be able to sell their common stock.

A sale of a substantial number of shares of our common stock may cause the price of the common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 3a51-1, which establishes the definition of a “penny stock” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Because our principal stockholder controls a significant number of shares of our common stock, he has effective control over actions requiring stockholder approval.

Our Chief Executive Officer and principal stockholder beneficially owns more than 80% of our outstanding shares of common stock. Accordingly, he has the ability to control the company and the outcome of issues submitted to our stockholders.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock would depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Management’s Discussion and Analysis or Plan of Operation

The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, our financial statements (and notes related thereto) and other more detailed financial information appearing elsewhere in this Current Report on Form 8-K/A. Consequently, you should read the following discussion and analysis of our financial condition and results of operations together with such financial statements and other financial data included elsewhere in this Current Report on Form 8-K/A. Some of the information contained in this discussion and analysis or set forth elsewhere in this Current Report on Form 8-K/A, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this Current Report on Form 8-K/A for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Soul is a video and computer games company. We develop, publish, and digitally distribute interactive entertainment for video game consoles, mobile devices, and personal computers.

The Company will focus its operational strategy on the development of product for a variety of hardware platforms: video game consoles (for example: Xbox 360, PlayStation 3 and their successors), mobile (for example: Apple iOS and Android devices, Windows Phones and Tablets), and personal computers (for example: PC and Mac). Our products will also be released on portable video game consoles (for example: PlayStation Vita), which can be defined as residing in both the video game console and mobile hardware platform categories. Products will be designed for specific hardware platforms; not all products will be released on all hardware platforms.

Most of the Company’s products will be digitally distributed (via download) through a “First Party” distribution store (for example: Microsoft’s Marketplace or Apple’s App Store). Some of the Company’s products may bear licensed-brands through which there is great potential for exploitation via merchandising, cross-promotion and/or publicity tie-ins with its licensor, as well as within social media communities. Other Company products will be based on our internally generated and wholly owned intellectual properties.

Market and Industry

Historically, gaming has meant playing retail purchased physical media (such as DVD/Blu-Ray, Cartridge, SD Card, or UMD) on personal computers and television based and portable video game consoles. The markets and games for the various platforms have often times been as unique as the hardware on which the games were played. But now, the markets, media and distribution channels for games are changing.

Starting with the release of “next-generation” video game consoles (2005), users were given the opportunity to not only interact with players all over the world via the internet, they were empowered to access music, movie, television program, and game content “on demand” from the comfort of their own homes. Personal computer and video game console users also began to experience a convergence of game types. Game genres that historically were played on a dedicated platform began to become platform agnostic, widening the market.

Thanks to the rapid proliferation of “smart-phones” in recent years, mobile devices that once were used only for communication now play host to myriad features. Surf the Internet, communicate via email, text, chat via audio or video, and access, “on demand,” diverse entertainment content choices (including games) while on the go. “Smart phones” are rapidly encroaching on the portable video game market that was established by Nintendo’s Game Boy in 1989. This is significantly expanding the number of hardware platforms on which games are played as well as the consumer base who plays them.

Currently, ideas about how game console and mobile products might be able to “talk to one another” in the future are starting to take shape. The execution of these ideas will expand play experiences and create new marketing vehicles and revenue generating mechanisms for games.

Recent Events – Completion of Share Exchange

On February 6, 2013, we completed the acquisition of Soul when we entered into the Agreement with it and, for certain limited purposes, its then sole stockholder. Pursuant to the Agreement, the former stockholder of Soul transferred all of the issued and outstanding shares of common stock of Soul to us in exchange for 37,000,000 newly issued shares of our common stock (the “Exchange”). As a result of the Exchange, Soul became our wholly-owned subsidiary.

Plan of Operations

We plan to engage in product development, product release and marketing. Depending upon its ability to raise the requisite financing, the Company intends to begin development of three proprietary IP-based games and acquire an estimated two “pick up” games from independent software developers. The three proprietary IP-based games are anticipated to be released in 2014 and the two “pick-up” games are expected to be released in the third or fourth quarter(s) of 2013. The Company, as a publisher, intends to release each game under the label “Soul and Vibe.” Prior to release, the Company intends to develop and execute a marketing and publicity plan designed to produce a testing plan for each title. As and when each game has been internally approved by the Company’s in-house Quality Assurance (testing) department, it will be submitted to the hardware platform manufacturer (as appropriate) for review and approval. Assuming approval is granted, the title(s) will either be propped to their servers for consumer purchase (download) or sent to a replicator (for physical product). As part of executing this plan, the Company expects to invest, subject to being able to raise the requisite financing, in capital equipment that will be needed to bring the products to market. This is inclusive of development and testing equipment and general hardware for marketing and production management. As the number of products the Company publishes increases, the staff of the Company is expected to increase commensurately. The Company presently anticipates that the staff increases will fall in the following categories: Quality Assurance (testing), marketing and public relations and production management along with the likely integration of consultants in the areas of consumer marketing and sales (retail). In addition, the Company intends to sign a lease for office space, establish its office and undertake and execute marketing and PR initiatives for the Company and the products it intends to release. If the Company is successful in raising the requisite financing in the future, it will: 1) pursue continued development of multiple projects that will be released on multiple hardware platforms and 2) publish them in a “staggered” release.

Results of Operations

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Net Sales

We had no revenues for the nine months ended September 30, 2012 or for the nine months ended September 30, 2011. In the future, we anticipate that revenues will primarily be derived from the sales of games and games-related content. We intend to develop and publish games and games-related content for consoles, mobile devices, and personal computers. We have also entered into agreements with hardware platform manufacturers such as Microsoft and Sony that will allow the Company to publish games and games-related content on consoles. In addition, we have also entered into agreements with licensors such as General Mills that will allow us to develop and publish licensed-brand games and games-related content.

Net Loss

Net loss before income tax for the nine months ended September 30, 2012 and September 30, 2011 $99,688 and $42,129 respectively. As we are just are just beginning to implement our business strategy we anticipate we will continue to have operating losses for the next several calendar quarters until such time as we have been able to develop and publish games and games-related content that would generate sufficient revenues to cover our operating costs.

Operating Expenses

 Operating expenses for the nine months ended September 30, 2012 and the period from inception on July 14, 2011 to September 30, 2011 were as follows:

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	From Inception (July 14, 2011) to September 30, 2012

Revenues	$-	$-	$-
Cost of Sales	-	-	-

Gross Profit	-	-	-

Operating Expenses	98,772	42,073	180,328

Operating Loss	(98,772)	(42,073)	(180,328)

Other Income (Expense)
Interest Expense	(916)	(56)	(1,197)

Net Income (Loss)	$(99,688)	$(42,129)	$(181,525)

Provision for Income Taxes

 The Company has not been required to pay income taxes since inception.

Seasonality and other trends

The video and computer games industry is a seasonal and cyclical industry. The majority of sales are generated in the fourth quarter of each year due to the winter holiday, followed by the first quarter of each year which consists of sales to those who received new video and computer game platforms and/or games over the winter holiday. If we miss this key selling period, due to product delays or delayed introduction of a new platform for which we have developed products, our sales will suffer disproportionately.

The video and computer games industry is also cyclical. Videogame platforms have historically had a life cycle of four to eight years. As one group of platforms is reaching the end of its cycle and new platforms are emerging, consumers often defer game software purchases until the new platforms are available, causing sales to decline. This decline may not be offset by increased sales of products for the new platform.

Liquidity and Capital Resources

Since Soul’s inception, it has financed operations through contributed capital and loans from its President pursuant to a Shareholder Loan Agreement (the “Loan Agreement”). The loan totaled $39,500 as of December 31, 2012. The repayment schedule states, among other items, that: (i) the loan will be repaid by specific periodic amounts which Soul will pay to the President at agreed upon intervals, (ii) repayment shall be made in at least quarterly installments, and (iii) Soul has the right to prepay the entire outstanding amount at any time without penalty. The Loan Agreement is attached as Exhibit 10.5 hereto and incorporated herein by reference.

We had a working capital deficit as of September 30, 2012 of $54,367, compared to a working capital deficit at December 31, 2011 of $25,196. Our cash and cash equivalents as September 30, 2012 was $1,411 compared to cash balances at December 31, 2011 of $563. As described below, we are in the early stages of the implementation of our business strategy and anticipate we will require additional cash to fund our operations for the next twelve months inclusive of costs associated with the development and publishing of games and games-related content for consoles, mobile devices, and personal computers as well as operational costs associated with running the business. Net cash used in operating activities was $13,003 for the nine months ended September 30, 2012. Cash was used primarily to fund the Company’s continued operations. Net cash used in investing activities was $149 for the nine months ended September 30, 2012. Net cash provided by financing activities was $14,000 for the nine months ended September 30, 2012, consisting of funds borrowed from a shareholder.

We operate with virtually no capital.  We are currently attempting to raise sufficient funds to execute our business plan. We are in discussions with prospective investors to provide funding in the amount of up to $5,000,000 but would also accept funding in the amount of $2,500,000 to $3,000,000 to begin partial execution of our business plan.  The Company would also accept funding in the amount of $500,000 until such time as additional funds could be raised.  We anticipate that the receipt of such funds would enable us to satisfy our cash requirements for a period of six (6) months, though if we only receive an amount of $500,000 we would not be able to commence production of products in our lineup.

On December 31, 2012, Soul entered into an addendum to the Loan Agreement with our CEO and President (the “Addendum”), to increase certain monies loaned to Soul to a maximum amount of $100,000 when necessary to provide sufficient cash flow and maintain operations. The note has an interest rate of 3.50 percent per annum, calculated annually not in advance. Repayment shall be made when either additional funding is received or a profit exists. Soul will retain the right to prepay the entire outstanding amount at any time without penalty. As a result of this increase in the amount that may be lent to Soul, we expect to be able to continue our operations for a period of six (6) months, though if the minimum of $500,000 referenced above is not raised, we may be required to curtail our operations until such time as funds are raised. The Addendum is attached as Exhibit 10.6 hereto and incorporated herein by reference.

We expect our capital requirements to increase over the next several years as we start to develop new products, increase marketing and administration infrastructure, and embark on in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the cost and hiring and training production personnel who will produce our titles, the cost of hiring and training additional sales and marketing personnel to promote our products, and the cost of hiring and training administrative staff to support current management. We anticipate that we will require additional financing to expand our operations over the next twelve months. We cannot guarantee that we will be able to obtain any additional financing or that such additional financing, if available, will be on terms and conditions acceptable to us. The inability to obtain additional financing should it be required will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Critical Accounting Policies

Development Stage Company

The Company is a development stage company as defined by ASC 915-10-20. The Company is still devoting substantially all of its efforts on establishing the business. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Capitalized Development Costs

The Company recognizes the cost of software development necessary to create, produce and prepare software assets to be capable of operating in accordance with the intended manner by management per ASC 985-20. However, conceptual art drawings are not a software development expense. As a result, there has been no software development expense for the year ended December 31, 2011 or for the 9 months ended September 30, 2012.

Income Taxes

The Company accounts for income taxes in accordance with the Financial Accounting Standards Board (FASB) Topic ASC 740, “Income Taxes.” We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Revenue Recognition

The Company will primarily digitally distribute its products through (an) online portal service(s). The Company will recognize revenue at the “on demand” point of sale by the customer and a receivable will be logged. (For the purposes of digital distribution, customer is equivalent to end consumer.) The portal service(s) will track product sales on a quarterly basis. Forty-five (45) days following the end of a quarter, the portal services will remit payment to the Company. Ownership of product is transferred to the customer with a no refund, no return policy, as set by the online portal service(s). No sales have yet commenced. For retail distributed products (pick-ups and select licensed-brand games), the Company will recognize revenue through traditional retail "sell-in" and "sell-through." Receivables are logged based on "sell-through" reports from retailers and distributors. Based on the distributor, product sales are tracked on a quarterly basis. On average, between thirty (30) to forty-five (45) days following the end of a quarter, the distributor will remit payment to the Company. Ownership of product is transferred to the customer (end user) with a no refund, no return policy, as set by individual retailers.

Impairment of Long-Lived Assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived asset, which includes deferred development costs, is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-4, which amends the Fair Value Measurements Topic of the Accounting Standards Codification (ASC) to help achieve common fair value measurement and disclosure requirements in U.S. GAAP and IFRS.  ASU No. 2011-4 does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting.  The ASU is effective for interim and annual periods beginning after December 15, 2011. The Company will adopt the ASU when required.

In June 2011, the FASB issued ASU No. 2011-5, which amends the Comprehensive Income Topic of the ASC.  The ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity, and instead requires consecutive presentation of the statement of net income and other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements.  ASU No. 2011-5 is effective for interim and annual periods beginning after December 15, 2011.  The Company will adopt the ASU when required.

In December 2011, the FASB issued ASU 2011-11, disclosures about offsetting assets and liabilities on the balance sheet.  This update requires disclosure of both gross and net information about both instruments and transactions eligible for offset in the balance sheet, and instruments and transactions subject to an agreement.  The requirements are effective for annual and interim periods beginning on or after January 1, 2013. The Company will adopt the ASU when required.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

Directors and Executive Officers, Promoters and Control Persons

The name, age and positions of our directors and executive officers as of the date of this Current report on Form 8-K/A, are as follows:

Name	Age	Position
Peter Anthony Chiodo	41	Chief Executive Officer, President, Treasurer, Secretary, and Director

Certain biographical information of Mr. Chiodo is set forth below.

Peter Anthony Chiodo

Peter Anthony Chiodo is the CEO, founder, and sole director of Soul. He has more than 20 years of experience in the video and computer game industry as an award-winning director of product development and producer. He founded Soul and Vibe Entertainment, Inc. in July of 2011 and remains its CEO. He has served on the Adjunct Faculty representing the Video and Computer Games Industry: Instructor of “The Business of Video Games” and “The Art, Culture, and Economics of Video Games” courses at the Institute of Production and Recording (“IPR”) from March 2009 to present. From November 2003 to February 2011, he was the Director of Product Development at Destineer Games. From late 2006/early 2007 to 2011 (while at Destineer Games) he managed a production management staff of 7 individuals and was responsible for creating and implementing a development process that resulted in the release of more than 100 frontline and casual/family-friendly console and PC games over a four year period. From November 2003 through late 2006 (while at Destineer Games) he managed and was responsible for a development department consisting of over 30 engineers, artists, and designers. From February 2000 to November 2003, he was a Program Manager at Microsoft Corporation. From June 1990 to the present he has been personally credited in more than 200 games released on myriad video game console and personal computer platforms.

Mr. Chiodo has extensive experience directing both internal and external (contracted) production teams, worldwide, in the development of frontline and “casual” video game console, PC and Mac computer products, and software engine technologies. Most recently, he produced and co-designed the critically acclaimed Stoked: Big Air snowboarding series (Xbox 360) and the million unit-selling Summer Sports: Paradise Island (Wii).  Internally developed products for which Tony was responsible secured a 2006 capital raise in excess of $12 million, the second largest raise in the interactive industry for the year, as well as an investment-equity position from In-Q-Tel, a venture capital company associated with the “lettered agencies” of the United States’ Federal Government. He has produced training tools and simulation center applications for the likes of the United States Marine Corps, DARPA (Defense Advanced Research Projects Agency), and others. Mr. Chiodo has served as a consultant to SiMCare Health and Vital Sims, Minnesota-based software companies that develop “serious games” for health care providers. Specifically, these simulations help physicians and nurses provide care to patients who suffer from chronic diseases. Mr. Chiodo has built relationships/negotiated agreements with software developers, licensing agents, Olympic champions, professional athletes and sports leagues, localization partners, and commodity, entertainment, exercise, and toy companies. He has presented proposals to the likes of Steven Spielberg and Star Wars star Mark Hamill for potential interactive products based on their own intellectual properties. Mr. Chiodo received a B.A. History and a B.S. in Political Science from the University of Utah in 1995 and an M.B.A. from the David Eccles School of Business at the University of Utah in 1998.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

Board Committees

We have not previously had an audit committee, compensation committee or nominations and governance committee, but may establish them in the future.

Director Compensation

Directors are expected to timely and fully participate in all regular and special board meetings, and all meetings of committees on which they serve. We intend to compensate non-management directors in the future through stock options granted under a stock incentive plan.

Indebtedness of Directors and Executive Officers

None of our directors or executive officers or their respective associates or affiliates is indebted to us.

Family Relationships

None.

Legal Proceedings

As of the date of this report, there is no material proceeding to which any of our directors, executive officers, affiliates or stockholders is a party adverse to us.

Code of Ethics

On February 5, 2013, the Company adopted a Code of Ethics and Business Conduct, which code is attached as Exhibit 14 to this Current Report on Form 8-K/A.

Executive Compensation

Summary Compensation Table

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer for fiscal year 2012.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)*	All Other Compensation($)	Total ($)

Peter Anthony Chiodo	2012	- - -*	- - -	- - -	- - -	- - -
Chief Executive Officer	2011	- - -**	- - -	- - -	- - -	- - -

* While no salary was paid to Mr. Chiodo, an hourly wage computation totaling $84,000 was expensed as of December 31, 2012 for the services he contributed.

** While no salary was paid to Mr. Chiodo, an hourly wage computation totaling $37,500 was expensed as of December 31, 2011 for the services he contributed.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of the date of this Current Report on Form 8-K/A regarding the beneficial ownership of our common stock, based on 109,388,328 shares of Common Stock issued and outstanding, taking into account the consummation of the Exchange by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock and (ii) each executive officer and director. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Soul and Vibe Interactive Inc., at 1660 South Hwy 100, Suite 500, St. Louis Park, MN 55416.

Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this Current Report on Form 8-K/A, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Peter Anthony Chiodo (1)	87,400,000	79.9%

1. Mr. Chiodo acquired 50,400,000 shares of our common stock through a private purchase from existing shareholders of the Company on November 2, 2012 for an aggregate amount of $25,200 and an additional 37,000,000 such shares upon consummation of the Agreement. Mr. Chiodo used personal funds to make the purchase of the 50,400,000 shares.

Certain Relationships and Related Transactions

An hourly wage computation totaling $37,500 was expensed as of December 31, 2011 for Mr. Chiodo, our sole officer; the computation is based on a 25-week period with 30 hours being worked per week at $50 per hour. In addition, an hourly wage computation totaling $63,000 was expensed as of September 30, 2012 for this individual; the computation is based on a nine-month period with 30 hours being worked per week at $7,000 per month.

The Company recognized a contributed office space expense of $4,500 as of December 31, 2011 for Mr. Chiodo, our sole officer; the computation is based on $750 per month for the six months of active operation. In addition, the Company recognized a contributed office space expense of $6,750 as of September 30, 2012 for this individual; the computation is based on $750 per month for the nine months of active operation in 2012.

The Company received a loan of $25,500 from Mr. Chiodo, our sole officer as of December 31, 2011; for the 9-month period ended September 30, 2012 the loan payable to this individual had increased by $14,000 to $39,500.

The Agreement constituted a transaction with a related party as Mr. Chiodo was in control of the Company as well as the sole officer, director and shareholder of Soul at the time of its consummation. Please see Item 1.01 (Entry into a Material Definitive Agreement) and Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on Form 8-K/A, which are incorporated herein by reference.

Description of Securities

Common Stock

We are authorized to issue 300,000,000 shares of common stock, $0.001 par value per share. As of the date of this Current Report on Form 8-K/A, there are 109,388,328 such shares issued and outstanding.

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, $0.001 par value per share. The preferred stock may be divided into any number of series as our directors may determine from time to time. Our directors are authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly issued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. As of the date of this filing, we do not have any preferred shares issued and outstanding.

Trading Information

Our common stock trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the trading symbol SOUL.

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer, located in St. Petersburg, Florida.

Holders of Record

As of the date of this Current Report on Form 8-K/A, there were approximately 80 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock and we do not intend to pay any dividends on our common stock in the foreseeable future.

Indemnification of Directors and Officers

Our bylaws provide that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, none of our directors or officers shall have any liability to us or our shareholders for monetary damages. The Nevada Revised Statutes provide that a corporation’s charter documents may include a provision which restricts or limits the liability of its directors or officers to the corporation or its shareholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our bylaws provide that we shall indemnify our currently acting as well as our former directors and officers to the fullest extent permitted by the Nevada Revised Statutes, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their capacities with our company. However, nothing in our bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of negligence or misconduct of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

Please see Item 1.01 (Entry into a Material Definitive Agreement) and Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on Form 8-K/A, which are incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Please see Item 1.01 (Entry into a Material Definitive Agreement) and Item 2.01 (Completion of Acquisition or Disposition of Assets) of this current report on Form 8-K/A, which are incorporated herein by reference.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

In connection with the Exchange, the Company has adopted the December 31 fiscal year end of Soul and adopted amended and restated bylaws. The amended and restated laws are attached hereto as Exhibit 3.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Businesses Acquired

The financial statements of Soul for the year ended December 31, 2011 and the nine months ended September 30, 2012 are incorporated herein by reference to Exhibit 99.2 to this Current Report on Form 8-K/A.

(b) Pro Forma Financial Information

Our unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2011 and the nine months ended September 30, 2012 are incorporated herein by reference to Exhibit 99.2 and Exhibit 99.3 to this Current Report on Form 8-K, and are based on the historical financial statements of the Company and Soul after giving effect to the Exchange.

The unaudited pro forma combined condensed financial statements should be read in conjunction with “Management’s Discussion and Analysis” set forth under Item 2.01 of this report, which disclosure is incorporated herein by reference, and the historical consolidated financial statements and accompanying notes of Soul and the Company. The unaudited pro forma combined condensed financial statements are not intended to represent or be indicative of our consolidated results of operations or financial condition that would have been reported had the Exchange been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the Company.

(d) Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this report.

3.1	Amended and Restated Bylaws. (1)

10.1	Form of Share Exchange Agreement, dated as of February 5, 2013, by and among the Company, Soul, and Mr. Chiodo. (1)

10.2	Form of Agreement with Microsoft Corporation dated May 8, 2013 (4)*

10.3	Form of Agreement with Sony Computer Entertainment of America, LLC dated September 27, 2012 (2)

10.4	Form of Trademark License Agreement with Gcom Enterprises, Inc., dated as of September 30, 2011 (4)*

10.5	Form of Shareholder Loan Agreement, dated as of July 14, 2011, by and between Soul and Mr. Chiodo (3)

10.6	Form of Addendum to the Shareholder Loan Agreement, dated as of December 31, 2012, by and between Soul and Mr. Chiodo (3)

14	Code of Ethics (1)

99.1	Press Release (1)

99.2	Financial statements of Soul as of and for the year ended December 31, 2011 and financial statements of Soul as of the nine months ended September 30, 2012. (3)

99.3	Unaudited pro forma condensed combined financial statements of the Company as of and for the fiscal year ended December 31, 2011 and the nine months ended September 30, 2012. (3)

1. Incorporated by reference herein from the Current Report on Form 8-K filed on February 7, 2013.

2. Incorporated by reference herein from the Current Report on Form 8-K filed on March 18, 2013.

3. Incorporated by reference herein from the Current Report on Form 8-K filed on April 22, 2013.

4. Incorporated by reference herein from the Current Report on Form 8-K filed on May 31, 2013.

* This Exhibit has been separately filed with the Commission pursuant to an application for confidential treatment. The confidential portions of the Exhibit have been omitted and are marked by “X.”

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUL AND VIBE INTERACTIVE INC.

Date: June 26, 2013	By:	/s/ Peter Anthony Chiodo
Peter Anthony Chiodo Chief Executive Officer and President

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